UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP
ANDREW KUHN
GEOFF GANNON
JAMES FORD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

_____________________________________________________________________________________

Focused Compounding Fund, LP updated the website it established in connection with the Special Meeting and made additional social media posts regarding the Special Meeting. The contents of the website update and social media posts are below:

Focused Compounding's plan represents a fundamental change in the way we will manage your business.

It involves several owner-oriented efforts: cost reduction initiatives, potential optimization of our asset base and managerial ranks to focus on a better mix of consistently positive EBITDA-producing properties, and the enhancement of investor relations to make PRKA more investable.

Improve Operations: The board must exercise constant vigilance in cost control by setting and sticking to annual park-by-park operating budgets agreed upon with GMs who are highly incentivized to meet or exceed their budgets each and every year.

De-Centralize Management

•	Only two corporate positions: CEO and CFO.
•	All other managers will be assigned a specific park to head as General Manager (GM) with profit/loss responsibility, bonus opportunity, etc.

Incentivize Local Managers and Frontline Employees: Create Monthly Park-by-Park Bonus Pools for ALL Park Employees

•	The bonus pool will equal a predetermined percentage of the excess of the current calendar month’s park-level EBITDA over record best same calendar month park-level EBITDA. The bonus pool will be paid to non-GM employees and to the general manager. The bonus pool will be paid in cash at the end of each month. We believe this will reduce unnecessary headcount and waste.

Hire New Ad Agency

•	$1.1 million budget (2023). Switch to a digital/social agency with better creative skills. Cuts to ad spending are likely this year. Future spending will be determined by projected ROI.

Improve Capital Allocation: The board must constantly know the value of each park if sold to a third party or liquidated entirely and how value could be increased if the capital was reallocated. Every park must earn its keep on an ROI basis.

Obtain an Appraisal/Liquidation Analysis for Two of the Parks

•	Missouri: 225 acres / 650 animals – see-saws between slightly positive (2023) and slightly negative (2022) EBITDA; has $3.4 million in assets at book value.
•	Aggieland: 450 acres (200 unused) / 650 animals / one oil well – produces negative EBITDA; has $7.7 million in assets at book value.

Work with Bank

•	Attempt to work with First Financial for permission to make asset sales.

Capital Expenditures

•	$1.4 million budget (2024 est.). Cuts to cap-ex likely this year. Future spending will be determined by projected ROI.

Improve Investor Relations: Enhance PRKA's stock investability by establishing accountability with investor base.

Reverse-Stock-Split

•	1-for-100 reverse stock split. Shareholders holding 99 shares or less will receive cash. PRKA’s split-adjusted stock price will be in line with a more common trading price for listed, more liquid stocks, etc.

Report on Progress

•	Host quarterly earnings calls with investors.

Annual Shareholder’s Meeting

A shareholder meeting will be held annually at one of the company’s parks. CEO will participate in a (as long as needed to answer all questions) Q&A session with shareholders. Q&A session will be re-played/archived on the company’s website.

Additional Information

Focused Compounding Group, LP, Focused Compounding Capital Management, LLC, Andrew Kuhn, Geoffrey Gannon and James Ford (collectively, the “Focused Compounding Group”) have filed a contested definitive Proxy Statement (the “Proxy Statement”) together with a proxy card with the SEC in connection with the proxy solicitation the Focused Compounding Group initiated  regarding the Special meeting of Shareholders of Parks! America, Inc. (“Parks!”) scheduled for February 26, 2024 (the “Proxy Solicitation”). Parks! has also scheduled an Annual Meeting of Shareholders for June 6, 2024.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE PROXY STATEMENT TO BE FILED IN CONNECTION WITH THE ANNUAL MEETING WHEN AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE FOCUSED COMPOUNDING GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain, free of charge, copies of the Proxy Statement, and any amendments or supplements thereto and other documents (including the proxy card) at the SEC’s website (http://www.sec.gov).

Certain Information Regarding Participants

The respective members of the Focused Compounding Group may be deemed to be participants in the solicitation of proxy cards from shareholders in connection with the Proxy Statement. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and certain other materials filed with the SEC in connection with the Proxy Solicitation.